Exhibit 10.36

THIS SECURED CONVERTIBLE PROMISSORY NOTE AND ANY SECURITIES INTO WHICH THIS SECURED CONVERTIBLE PROMISSORY NOTE IS CONVERTIBLE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THIS SECURED CONVERTIBLE PROMISSORY NOTE AND ANY SECURITIES INTO WHICH THIS SECURED CONVERTIBLE PROMISSORY NOTE IS CONVERTIBLE ARE SUBJECT TO RESTRICTIONS ON TRANSFER CONTAINED IN THAT CERTAIN NOTE AND WARRANT PURCHASE AGREEMENT, DATED [                    ], 2007, WHICH RESTRICTIONS ON TRANSFER ARE INCORPORATED HEREIN BY REFERENCE.

SECURED CONVERTIBLE PROMISSORY NOTE

$[ ]	[ ], 2007
Leesburg, Virginia

FOR VALUE RECEIVED, Catcher Holdings, Inc., a Delaware corporation (the “Company”), promises to pay to the order of [                    ], or its registered assigns (“Holder”), the principal sum of [                                        ] Dollars ($[                    ]) with interest on the outstanding principal amount at the rate of ten percent (10%) per annum. Interest will be computed on the basis of a 360 day year consisting of twelve (12) thirty (30) day months, and for any periods shorter than a full calendar month, on the basis of the actual number of days elapsed in such period. Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of Issue. Interest shall commence with the date hereof and shall continue on the outstanding principal of this Secured Convertible Promissory Note (this “Note”) until paid or converted in accordance with the provisions hereof.

1. Definitions. For purposes of this Note, the following terms shall have the following meanings (capitalized terms used herein but not otherwise defined shall have the meanings provided therefor in the Agreement):

“Next Equity Security Conversion Price” shall mean a price per share equal to the price per share paid for the Next Equity Securities (as defined below) in the Next Equity Financing (as defined below).

“Business Day” means any day which is not a Saturday or Sunday or a legal holiday on which banks are authorized or required to be closed in Leesburg, Virginia.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

2. Note and Restricted Stock Purchase Agreement. This note (this “Note”) is issued pursuant to the terms of that certain Note and Restricted Stock Purchase Agreement (the “Agreement”) dated as of [                    ], 2007, by and among the Company and the Purchasers identified on the signature pages thereto. This Note is one of a series of notes (the “Notes”) that may be issued under the Agreement having like tenor and effect (except for variations necessary to express the principal amount of each of the Notes and the date on which each Note is issued) issued or to be issued by the Company in accordance with the terms of the Agreement. The Notes shall rank equally without preference or priority of any kind over one another.

3. Maturity. Unless sooner paid or converted in accordance with the terms hereof, the entire unpaid principal amount and all unpaid accrued interest shall become fully due and payable on the earlier of (a) the date that is ninety (90) days after the date hereof, (b) the closing of a Next Equity Financing (as defined below), or (c) the acceleration of the maturity of this Note by the Holder upon the occurrence of an Event of Default (such earlier date, the “Maturity Date”).

4. Payments.

(a) Form of Payment. All payments of interest and principal (other than payment by way of conversion) shall be in lawful money of the United States of America to Holder, at the address specified in the Agreement, or at such other address as may be specified from time to time by Holder in a written notice delivered to the Company.

(b) Interest Payments. The Company shall pay to Holder accrued and unpaid interest upon the payment of the full outstanding principal amount.

(c) Prepayment. The Company shall have the right to prepay any and all amounts owed under this Note in whole or in part at any time subject to Section 6(a) below, provided that any such prepayment must be accompanied by the accrued and unpaid interest on the principal being prepaid through the date of prepayment.

5. Conversion or Payment Upon Next Equity Financing.

Conversion into Next Equity Securities. In the event that the Company, at any time after the date of issuance of this Note and prior to the payment or conversion in full of this Note, shall issue and sell shares of its capital stock (the “Next Equity Securities”) to investors for aggregate proceeds to the Company (including cancellation of the indebtedness represented by this Note and otherwise) of not less than $5,000,000 (a “Next Equity Financing”), then the outstanding principal amount of this Note and all accrued but unpaid interest thereon shall, at the option of Holder, be convertible, at the closing and on the same terms and conditions of the Next Equity Financing, into shares of the Next Equity Securities at a conversion price equal to the Next Equity Security Conversion Price upon surrender to the Company of this Note at the principal offices of the Company at the closing of the Next Equity Financing. In connection with such conversion, Holder agrees to execute and deliver to the Company any documents reasonably requested by the Company to be executed by the investors in the Next Equity Financing, including without limitation a stock purchase agreement, thereby agreeing to be bound by all obligations and receive all rights thereunder. As soon as is reasonably practicable after a conversion has been effected, the Company shall deliver to Holder a certificate or certificates representing the number of shares of the Next Equity Securities (excluding any fractional share) issuable by reason of such conversion pursuant to this Section 5 in such name or names and such denomination or denominations as Holder has specified.

6. Conversion Upon Notice.

(a) Individual Holder Conversion.

(i) In the event that the Company elects to prepay this Note, in whole or in part, at any time prior to the closing of a Next Equity Financing, the Company shall provide Holder with notice of its intention at least five (5) Business Days prior to such prepayment. Holder shall then have the right have the right to convert all or any portion of then the outstanding principal amount of, and all accrued but unpaid interest on, this Note into Next Equity Securities at the Next Equity Security Conversion Price upon Holder’s surrender to the Company of this Note at the principal office of the Company within three (3) Business Days of such notice. In the event that only a portion of this Note is being converted, the Company shall issue a replacement Note representing the remaining Principal Amount of the Note that has not been converted

(b) Effectiveness of Conversion. Any conversion pursuant to this Section 6 shall be deemed to have been effected as of the close of business on the date on which this Note is surrendered at the principal office of the Company pursuant to Section 6(a)(i). At such time as such conversion has been effected, the rights of Holder under this Note, to the extent of the conversion, shall cease, and Holder shall thereafter be deemed to have become the holder of record of the shares of the Company’s Common Stock issuable upon such conversion.

(c) Issuance of Certificates. As soon as is reasonably practicable after a conversion has been effected, the Company shall deliver to Holder (i) a certificate or certificates representing the number of shares of Common Stock (excluding any fractional share) issuable by reason of such conversion pursuant to this Section 6 and a warrant representing the number of Series F Warrants (excluding any warrants to acquire fractional shares) issuable by reason of such conversion pursuant to this Section 6, each in such name or names and such denomination or denominations as Holder has specified.

(d) No Fractional Shares. If any fractional share of capital stock or warrant to acquire fractional shares would, except for the provisions hereof, be deliverable upon conversion of this Note, the Company, in lieu of delivering such fractional share or warrants, shall pay an amount equal to the value of such fractional share or warrants, as determined by the per share conversion price used to effect such conversion.

7. Default.

(a) Events of Default. For purposes of this Note, any of the following events which shall occur shall constitute an “Event of Default”:

(i) any indebtedness under this Note is not paid when and as the same shall become due and payable, whether at maturity, by acceleration, or otherwise, and any such amount shall remain unpaid for a period of thirty (30) days after the delivery of notice of nonpayment;

(ii) the Company shall (A) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of itself or any part of its property, (B) become subject to the appointment of a receiver, trustee, custodian or liquidator for itself or any part of its property if such appointment is not terminated or dismissed within sixty (60) days, (C) make an assignment for the benefit of creditors, (D) institute any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, or file a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law, or file an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, (E) become subject to any involuntary proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within sixty (60) days of filing, or have an order for relief entered against it in any proceeding under the United States Bankruptcy Code, or (F) fail generally or admit in writing to its inability to pay its debts as they become due;

(iii) the Company shall liquidate, wind up or dissolve; or

(iv) an event of default shall have occurred and be continuing under any other Note issued under the Agreement.

(b) Consequences of Events of Default. If any Event of Default shall occur for any reason, whether voluntary or involuntary, and be continuing, Holder may, upon notice or demand, declare the outstanding indebtedness under this Note to be due and payable, whereupon the outstanding indebtedness under this Note shall be and become immediately due and payable, and the Company shall immediately pay to Holder all such indebtedness.

8. Security. As security for the full, prompt, complete and final payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the amounts due hereunder, and in order to induce Holder to make the loan to the Company, the Company hereby grants, assigns, conveys, mortgages, pledges, hypothecates and transfers to Holder a continuing security interest in all of its respective right, title and interest in and to all assets of the Company, whether now owned or hereafter acquired, together with all proceeds of the foregoing and all accessions to, substitutions and replacements therefor. At the request of Holder, the Company shall duly execute, deliver and file a form UCC-1 with the Secretary of State of the State of Delaware. In the event the Company does not close a Next Equity Financing within 60 days of the date hereof, the Company shall, upon request of the Holder, enter into a Security Agreement and other security documentation in form and substance satisfactory to the Holder.

9. Lost, Stolen, Destroyed or Mutilated Notes. In case any Note shall be mutilated, lost, stolen or destroyed, the Company shall issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any mutilated Note, or in lieu of any Note lost, stolen or destroyed, upon receipt of an affidavit of lost, stolen or destroyed note in a form satisfactory to the Company.

10. Governing Law. This Note is to be construed in accordance with and governed by the laws of the State of Virginia.

11. Amendment and Waiver. Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Purchasers holding more than 50% of the aggregate Loan Amount outstanding under all Notes.

12. Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Note shall be made in accordance with Section 5.3 of the Agreement.

13. Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

14. Note Transferable. Subject to compliance with applicable federal and state securities laws and the transfer restrictions set forth in the Agreement, under which this Note was issued, this Note and all rights hereunder may be transferred, in whole or in part, without charge to Holder (except for transfer taxes), and, thereafter, upon surrender of this Note properly endorsed and in compliance with the provisions of the Agreement; provided, however, that in the event Holder desires to sell or otherwise transfer this Note to any third party, Holder shall provide the Company with prior written notice of such sale or transfer (including the terms and conditions of such proposed sale or transfer) and the Company shall have a right of first refusal for thirty (30) days following the Company’s receipt of such notice, at the Company’s option to prepay or redeem this Note or purchase this Note on the terms set forth in such notice.

15. Payments. Whenever any payment of cash is to be made by the Company to the Holder pursuant to this Note, such payment shall be made in lawful money of the United States of America by either (a) a check drawn on the account of the Company and sent via overnight courier service to Holder at such address as previously provided to the Company in writing (which address, in the case of Holder as of the date of issuance hereof, shall initially be the address for Holder as set forth in the Agreement) or (b) via wire transfer of immediately available funds. Whenever any payment to be made shall otherwise be due on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by its officers, thereunto duly authorized as of the date first above written.

Catcher Holdings, Inc.

By:
Name:	Denis McCarthy
Title:	Chief Financial Officer